   Exhibit 99.1

News
Release
Vectren Corporation
P.O. Box 209
Evansville, IN 47702-0209

FOR IMMEDIATE RELEASE
September 15, 2006

Contact: Treasury - Robert Goocher, (812) 491-4080 or rgoocher@vectren.com
Media - Mike Roeder, (812) 491-4143 or mroeder@vectren.com

 Vectren Announces Full Redemption of 7.25% Senior Notes

Evansville, Ind. -- Vectren Corporation (NYSE: VVC) today announced that its wholly owned subsidiary, Vectren Utility Holdings, Inc., will redeem for cash the entire $100 million aggregate principal amount outstanding of its previously issued 7.25 percent senior notes due 2031, minimum denomination of $25.00 and multiples of $25.00, (notes) on October 19, 2006. Interest to be paid on October 15, 2006 will be paid in the normal course to holders of record as of October 1, 2006 in the amount of $.0453 per $25.00 of notes.

The notes will be redeemed at a redemption price equal to 100 percent of the principal amount plus interest accrued from October 15, 2006 to the redemption date. The notes are traded on the New York Stock Exchange under the symbol AVU (CUSIP 92239M200).

A notice of redemption is being sent to all currently registered holders of the notes by the trustee, U.S. Bank National Association. Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from U.S. Bank National Association by calling 1-800-934-6802.

Payment of the redemption price will be made on or after October 19, 2006 upon presentation and surrender by mail to U.S. Bank Corporate Trust Services, P.O. Box 64111, St. Paul, MN 55164-0111, in the case of registered notes or by mail to U.S. Bank Corporate Trust Services, P.O. Box 64452, St. Paul, MN 55164-0452, in the case of bearer notes or by hand delivery or overnight mail to U.S. Bank Corporate Trust Services, 60 Livingston Avenue, 1st Floor - Bond Drop Window, St. Paul, MN 55107 or 100 Wall Street, 16th Floor, New York, New York 10005.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana. Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements
This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our annual report on Form 10-K filed with the Securities and Exchange Commission on Feb. 16, 2006.